exhibit l.2

Thomas S. Harman

1.202.373.6725

Thomas.harman@morganlewis.com

December 16, 2016

Nuveen Minnesota Municipal Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Minnesota Municipal Income Fund (NMS) (File No. 333-211785)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Minnesota Municipal Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001